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                                  EXHIBIT 11.1

                          SONUS PHARMACEUTICALS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                Three Months Ended                   Nine Months Ended
                                                                   September 30,                        September 30,
                                                         -------------------------------        ------------------------------
                                                             1997                1996               1997               1996
                                                         -----------         -----------        -----------        -----------
Net income (loss) ...............................        $(1,122,176)        $ 2,801,745        $   639,604        $  (925,037)
                                                         ===========         ===========        ===========        ===========



Weighted average shares outstanding .............          8,573,029           8,490,201          8,573,029          8,467,100

Net effect of common stock equivalents
     using the treasury stock method ............               --               640,790            593,861               --
                                                         -----------         -----------        -----------        -----------

Shares used in computation of net
     income (loss) per share ....................          8,573,029           9,130,991          9,166,890          8,467,100
                                                         -----------         -----------        -----------        -----------


Net income (loss) per share .....................        $     (0.13)        $      0.31        $      0.07        $     (0.11)
                                                         ===========         ===========        ===========        ===========



